Exhibit 3.1

ARTICLES OF INCORPORATION

OF THE

STERLING MINING COMPANY, LIMITED.

The undersigned, being desirous of forming an incorporation, do hereby declare and agree as follows:

I.

The name of the corporation shall be Sterling Mining Company, Limited.

II.

The purposes for which said corporation is formed are: The purchase, location and acquisition of mines, mining claims, water rights, mill sites, tunnel sites, other easements, and such other real estate and timber claims as may be useful or necessary in the conduct of its business, 1/2 buying or building concentrators or other reduction works, mining ores, milling, concentrating and reducing the same, buying and selling ore and bullion, with power to conduct mercantile business, boarding houses, hotels and other adjuncts to mines and concentrating mills; to put in electric works, tramways and other works necessary or useful in the conduct of its business, and generally to do and transact mining, milling and concentrating business, with all powers incident thereto.

III.

The place of the principal business of this corporation shall be at Wallace, Shoeshine County, State of Idaho, with power to establish branch offices elsewhere.

IV.

The term for which this corporation is to exist is fifty years.

V.

The number of its directors shall be five, and the names and residences of those who are appointed for the first year are as follows, to-wit:-

Names	Residences
Alexander Murphy	Wallace, Shoshone County, Idaho
John Presley	Wallace, Shoshone County, Idaho
W.W. Woods	Wallace, Shoshone County, Idaho
Winnie Presley	Wallace, Shoshone County, Idaho
Wm. H. Myers	Mullan, Shoshone County, Idaho

VI.

The amount of capital stock is fixed at one million five hundred thousand dollars divided into one million five hundred thousand shares, of the par value of one dollar per share.

VII.

The amount actually subscribed, and the names of the persons subscribing the same, are as follows, to-wit:—

Names	Amount of Stock
Alexander Murphy	739,500 shares
John Presley	739,500 shares
W.W. Woods	15,000 shares
Winnie Presley	3,000 shares
Wm. H. Myers	3,000 shares

VIII.

The said corporation is formed upon the basis of a conveyance to it by the owners, of the following named lode, mining claims, all situated in Lake Gulch, Placer Center Mining District, Shoshone County, State of Idaho, to-wit:— The “Columbia”, the “Constitution” the “Providence” the “Baltimore” the “Boston” the “Link” and the “Sterling”, and each of the subscribers hereby donates one-third of the stock by him or her subscribed, to the corporation to be known as treasury stock, to be sold under the order of the Board of Directors for the purpose of working and developing said mining properties, and for the purposes stated in paragraph II of these articles of incorporation; and in consideration of the conveyance by the owners and incorporators of the said lode mining claims to the said corporation, it is agreed that the stock subscribed by the subscribers hereto is to be considered and is fully paid up, and is to be non-assessable until the treasury stock is sold or retired by order of The Board of Directors, and that the same cannot be assessable except by a majority vote of the stockholders at a regular annual meeting or some special meeting called for the purpose of making such stock assessable, of which due notice shall be given in accordance with the provisions of the by-laws to be hereafter adopted.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 18th day of February, A. D. 1903.

ALEXANDER MURPHY	(SEAL)
JOHN PRESLEY	(SEAL)
W.W. WOODS	(SEAL)
WINNIE PRESLEY	(SEAL)
WM. H. MYERS	(SEAL)

STATE OF IDAHO	)
ss,
COUNTY OF SHOSHONE	)

On this 18th day of February A. D. 1903, before the undersigned, a Notary Public in and for said County and State, personally appeared Alexander Murphy, John Presley, W. W. Woods, Winnie Presley, Wm. H. Myers, each to me known to be the identical person who subscribed the foregoing articles of incorporation, and each duly acknowledged before me that he or she executed the same for the purposes therein mentioned.

IN WITNESS WHEREOF I have hereunto set my hands and affixed my seal Notarial at Wallace, Idaho, this, the 18th day of February, A. D. 1903.

(NOTARIAL SEAL)	FREDERICK’ V. PHINNEY
Notary Public

Endorsed: 606. Articles of Incorporation of the Sterling Mining Company, Limited. Filed at the request of W.W. Woods, Feb. 18, 1903, at 5 o’clock P.M., Records of Shoshone County, State of Idaho. Stanley P. Fairweather, County Recorder, By John P. Sheeby, Deputy Recorder.

STATE OF IDAHO	)
ss
COUNTY OF SHOSHONE	)

I, Stanley P. Fairweather, County Recorder in and for the County of Shoshone, in the State of Idaho, do hereby certify that the above and foregoing copy of Articles of Incorporation of the Sterling Mining Company, Limited, has been by me compared with the original, and that it is a true and correct transcript therefrom, together with all the endorsements thereon, as the same appears on file in my office and in my custody.

IN WITNESS WHEREOF, I hereunto set my hand and affix my official seal at Wallace, Idaho, this 18th day of February, A.D. 1903.

STANLEY P. FAIRWEATHER
(SEAL)	County Recorder
4268

ARTICLES OF INCORPORATION OF THE STERLING MINING; COMPANY, LIMITED

DEPARTMENT OF STATE

SECRETARY’S OFFICE

Filed this 21st day of Feb’y, 1903 at 9 o’clock A. M. and Recorded in Book “N” of Dom. Corporations . on page 174. Records of the State of Idaho

WILL H., GIBSON
Secretary of State